Exhibit 16.1

                                October 25, 2004



RE:      Noxso Corporation
         File Ref. No. 000-17454


This letter will confirm that we reviewed Item 4.01 of the Company's Form 8-K dated October 25, 2004, captioned "CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT" and that we agree with the statements made therein as they relate to Tanner + Co. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of HJ & Associates, LLC or the approval of such engagement by the Board of Directors.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.


                                                      Sincerely,

                                                     /s/ Tanner + Co.